SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 21st day of February, 2014 (the “Effective Date”), between:

HENNESSY ADVISORS, INC.
7250 Redwood Blvd., Suite 200
Novato, California  94945
(the “Company”)

and

NEIL J. HENNESSY
______________________________

(the “Employee”)

WHEREAS, this Agreement amends the Employment Agreement dated as of May 2, 2001 (the “Original Agreement”), by and between the Company and the Employee, as amended pursuant to Amendment No. 1, Amendment No. 2, Amendment No. 3, and the Amended and Restated Employment Agreement dated as of October 8, 2012; and

WHEREAS, the Company desires to retain the services of the Employee, and the Employee desires to be employed by the Company in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.  Employment and Duties.

a.  The Company hereby employs the Employee and the Employee hereby accepts such employment by the Company, upon the terms and conditions contained in this Agreement.  The Employee shall have such duties and responsibilities as may be from time to time reasonably designated by the Company’s Board of Directors.  The Employee shall perform his duties in a conscientious, reasonable and competent manner, shall devote his best efforts, skill and abilities to promote the Company’s interests, and shall devote his full time and attention to the performance of his duties.  The Employee shall initially serve in the capacity of Chairman of the Board and Chief Executive Officer and President of the Company and as Chief Investment Officer and Portfolio Manager for the Company’s mutual funds and shall at all times discharge his duties as an officer and employee of the Company subject to the direction of the Company’s Board of Directors (the “Board”).

b.  Until such time as the Employee’s duties and responsibilities are changed in writing by the Board of Directors of the Company, the Employee’s responsibilities shall include without limitation:

i.   Managing or overseeing the management of the Company’s mutual funds;

ii.  Attracting mutual fund accounts, attracting or managing accounts for high net worth individuals or retirement accounts or otherwise generating revenue; and

iii.  Supervising all Company officers and employees instructed to report directly to him.

2.  Term.  The new term (the “Renewal Term”) of this Agreement shall commence on the effective date of the Original Agreement and shall continue until the fifth anniversary of the Effective Date of this Agreement (the “Renewed Expiration Date”), unless earlier terminated as provided herein. On the Renewed Expiration Date and each anniversary of the Renewed Expiration Date, the term of this Agreement automatically shall be extended for an additional one year term (the “Extended Term”) unless either party hereto shall have provided written notice to the other party hereto of its, or his, intent not to extend this Agreement not less than sixty (60) days prior to the end of the Renewal Term or the Extended Term, as the case may be.  For purposes of this Agreement, “Term” means the Renewal Term and, if so extended, the Extended Term.

3.  Compensation.

a.  Base Salary.  Initially, the Company shall pay the Employee an annual base salary of $350,000, effective October 1, 2012.  The Employee shall be eligible to receive an increase in salary at the start of each calendar year starting January 1, 2013.  This increase, if any, shall be in an amount as decided by the Board in its sole discretion.  All payments of base salary shall be paid in accordance with the Company’s normal payroll practices.

b.  Quarterly Bonus Compensation. Subject to the offset described in Section 3.b.i., the Board shall grant to the Employee a quarterly bonus equal to ten percent (10%) of the pre-tax profit of the Company for each fiscal quarter as computed for financial reporting purposes in accordance with generally accepted accounting principles, except that pre-tax profit for each quarter shall be computed without regard to (i) any bonuses payable to employees (including related payroll tax expenses); (ii) depreciation expense; (iii) amortization expense; (iv) compensation expense related to restricted stock units or other stock-based compensation expense; and (v) asset impairment charges (such amount, for each quarter, the “Quarterly Bonus”).  The Quarterly Bonus year begins on October 1 of each year and continues until September 30 of the following year (the “Fiscal Year”).  Starting with the period beginning on January 1, 2014, the Quarterly Bonus is contingent upon shareholder approval in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended.

i.  Payment of Quarterly Bonus Compensation.  Fifty percent (50%) of any positive Quarterly Bonus amount will be paid to the Employee within seventy-five (75) days following the fiscal quarter for which such bonus was earned.  The remaining fifty percent (50%) of any positive Quarterly Bonus amount will be held in a reserve account for the Employee.  The reserve account will be reduced by an amount equal to ten percent (10%) of any quarterly pre-tax loss of the Company for any subsequent fiscal quarter in the same Fiscal Year, with such loss computed in the manner the pre-tax profit is computed for the Quarterly Bonus.  If there is a net positive amount in the reserve account of the Employee after the four (4) quarters of such Fiscal Year are completed, that amount will be paid to the Employee in a final bonus year payout within seventy-five (75) days following the end of such Fiscal Year of the Company.  If there is a net negative amount in the reserve account of the Employee after the four (4) quarters of the Fiscal Year are completed, that negative reserve will be cancelled and not carried forward in the reserve account for the Employee in the next Fiscal Year.  The Employee must be an active employee of the Company when any bonus is paid under this Section 3.b. in order to be eligible to receive such portion of the Quarterly Bonus payment.

c.  Employee Benefits.  The Employee shall be eligible for all benefits on the same basis as otherwise generally available to other similarly situated employees.  The Employee will be eligible to participate in any 401(k) plan or profit sharing plan of the Company as in effect from time to time or such other benefit plans as may be approved by the Board, subject to the Employee’s satisfaction of any applicable eligibility requirements, for so long as such plans are in effect.  In addition, the Employee shall be eligible to participate in any supplemental pension, retirement, hospitalization, health plan, bonus plan, or other employee benefits which the Company offers or which the Board may, from time to time, make available to similarly situated employees of the Company.

d.  Other Terms and Benefits.  The Company shall pay 100% of the premiums for life insurance coverage for the Employee.  The Company shall pay 100% of the premiums for disability insurance coverage for the Employee.

e.  Automobile Allowance.  In recognition of the Employee’s need for an automobile for business purposes, the Company will provide the Employee with an automobile allowance of $1,250 per month, which automobile allowance shall not preclude the Employee from receiving reimbursement for business travel expenses.

f.  Taxes.  The Company shall deduct from any payments or deemed payments or other income to the Employee taxes required as determined by the Company to be withheld and paid to any federal, state or local government as a result of the Employee’s employment.

g.  Bonus/Incentive Programs.  During the Term, the Employee shall be eligible to participate in any bonus/incentive compensation programs available to senior employee officers of the Company as may be adopted by the Company.

h.  Stock Options.  During the Term, the Employee shall be eligible for stock or stock option grants and similar awards under any plans of the Company or its affiliates adopted by the Board in which executive officers of the Company are entitled to participate.

i.  Expenses.  The Employee shall be reimbursed in full for all reasonable and necessary expenses incurred during the performance of those services relating to his employment by the Company in accordance with the policies established by the Board from time to time.

j.  409A Compliance.  All payments of compensation under this Section 3 or Section 6(b) to or for the benefit of the Employee shall to the maximum extent possible be made promptly and otherwise so as to not constitute deferred compensation for purposes of Treas. Reg. §1.409A-1(b).  To the extent that pursuant to the terms of Sections 3 or 6 payment may be made to the Employee in more than one calendar year, the Employee shall have no right to designate the calendar year in which such payment is made.

4.  Confidentiality.  At all times after termination of employment hereunder for any reason, the Employee shall not, directly or indirectly, in any fashion, form or manner, divulge, disclose, furnish, communicate or make accessible to any person who is not authorized by the Company to receive such information any client or prospect list, financial data, sales data, advertising or marketing plans, technological information or any other confidential information of the Company.  All files, records, documents, forms, plans, policy and procedures manuals, client or prospective client lists, written memoranda and similar materials relating to the business of the Company or its affiliates whether prepared by the Employee or otherwise coming into the Employee’s possession or knowledge during the term of this Agreement, shall remain the exclusive property of the Company or its affiliates.

5.  Termination.

a.  Cause.  The Employee shall be terminated for cause if he:

i.  Is convicted of, or enters a plea of nolo contendere to, a felony (other than a traffic related offense) under any state, federal or local law or any felony involving the Company. Conviction includes any final disposition of the charge which does not result in the charges being completely dismissed or the Employee being completely acquitted.

ii.  Materially breaches (A) this Agreement or (B) the Company’s policies and procedures, which breach is not cured, if capable of cure, after written notice within thirty (30) days of the date such notice is received by the Employee.

iii.  Engages in willful or gross misconduct or willful or gross negligence in performing his duties, or fraud, misappropriation or embezzlement.

b.  Termination in the Event of Death or Disability.  This Agreement shall terminate automatically upon the death of the Employee or termination by the Company on account of disability.  In such event, the Company shall pay to the Employee or the Employee’s legal representative, as applicable, only the salary due to the Employee up to the date of termination as well as the benefits and reimbursed expenses due to the Employee at the time of death or disability, including all bonuses earned or accrued as of the date of termination.  Notwithstanding the foregoing, in the event that this Agreement terminates on account of disability, the Employee shall continue to receive salary and benefits for a period not to exceed three (3) months from the date of such termination until the date that the Employee begins receiving benefits under a plan or policy of disability insurance. For purposes of this Section 6.b., disability shall mean physical or mental disability or infirmity that prevents the Employee from performing substantially the duties assigned to him (based upon such competent medical evidence as shall be presented to the Company by any physician or group of physicians or other competent medical experts employed by the Company) for a continuous period of more than 180 days.  The Employee shall cooperate fully with the Company in providing all medical information reasonably requested by such medical experts and shall provide such medical experts with the medical records of the Employee’s personal physician which relate to the disability, provided that such medical experts give adequate assurances of protecting the confidentiality of such records if requested by the Employee.  If reasonably requested by the Company, the Employee will submit to an examination by a physician designated by the Company, which examination shall be at the Company’s expense.

6.  Severance.

a.  If the Employee is terminated by the Company without Cause (other than due to death or disability), or the Employee terminates his employment hereunder for “Good Reason” (as defined below), during the Term of this Agreement (including any Extended Term), he shall be entitled to receive a severance payment equal to the greater of (i) full base salary and an Allocable Bonus (as defined below) for the remaining Term, or (ii) one year’s full base salary and an Allocable Bonus.  The term “Allocable Bonus” shall mean (x) the average Annual Bonus (annualized with respect to any partial period bonus) actually paid to the Employee for each year or partial year of service during the term of his employment, times (y) seventy-five percent (75%).  In the case of any partial year for which the Employee is entitled to receive the Allocable Bonus, such payment shall be prorated for the actual number of days in such partial year.

For purposes of this Section 7.a., the term “Good Reason” shall mean (i) the assignment to the Employee of duties materially inconsistent with the Employee’s position, authority, duties or responsibilities as of January 1, 2009, or (ii) any action or omission which results in a material diminution of the position, authority, duties or responsibilities of the Employee as of January 1, 2009,  provided, that (i) the Employee provides notice to the Company of the existence of the condition constituting Good Reason within ninety (90) days of its initial existence and (ii) allows the Company thirty (30) days to remedy the condition.  Good Reason shall not exist at any time that the Employee could be terminated for Cause.

b.  In the event the Employee is terminated for cause or voluntarily terminates his employment hereunder, other than for Good Reason, no severance shall be due or payable and salary and benefits shall be payable to the Employee only through the date of such termination.

c.  No payment of severance pursuant to Section 7.a. shall be made to the Employee unless the Employee experiences a “separation from service” for purposes of Treas. Reg. §1.409A-1(h).  Except to the extent payment is required to be deferred for a period of six (6) months pursuant to Treas. Reg. §1.409A-3(i)(2), the severance payment under Section 7.a. shall be made in a lump sum within thirty (30) days of the date of such separation from service.  To the extent Treas. Reg. §1.409A-3(i)(2) shall apply to the payment of severance pursuant to Section 7.a., such portion of the severance payment to which it applies shall be paid to the Employee in a lump sum one-hundred eighty-one (181) days following the separation from service.

7.  Nonrenewal.  Subject to Section 2 of this Agreement, notice by the Company to the Employee that the Company will not renew this Agreement after the expiration of the Renewal Term or any Extended Term shall not be considered a termination without Cause and will not entitle the Employee to terminate for Good Reason as contemplated herein. In the event of any such nonrenewal, the Employee shall be entitled to the base salary, benefits and all bonuses earned or accrued through the expiration date of this Agreement.

8.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Employee and his heirs and personal representatives and the Company and its successors, assigns and legal representatives. This Agreement is for the personal services of the Employee. The benefits hereunder are personal to the Employee and are not assignable or transferable by the Employee. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, consolidation or otherwise, the Company may assign this Agreement and its rights hereunder, provided that the assignee assumes all of the obligations of the Company hereunder, and upon such assignment and assumption, the Employee shall have no right to look to the Company for obligations arising hereunder after the effective date of such assignment.

9.  Indemnification.  The Company agrees that it shall indemnify, defend and hold harmless the Employee to the fullest extent permitted by applicable law from and against any and all liabilities, costs, claims and expenses including, without limitation, all costs and expenses incurred in defense of litigation, including attorneys' fees, arising out of the employment of the Employee hereunder, except to the extent arising out of or based upon the gross negligence or willful misconduct of the Employee.

10.  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered to, or on the fifth (5th) day after being deposited in the United States mail, certified mail, return receipt requested, postage prepaid, to the person at the address first listed above or to such other person and/or address as may be designated from time to time in writing.

11.  Entire Agreement.  This Agreement constitutes the entire understanding between the Company and the Employee with respect to the subject matter hereof.

12.  Modification and Waiver.  No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by the Employee and by a person duly authorized by the Board. Any waiver by either party of any breach of any of the terms of this Agreement shall not be considered a waiver of any subsequent breach.

13.  No Assignment of Compensation.  No right to or interest in any compensation or reimbursement payable hereunder shall be assignable or divisible by the Employee; provided, however, that this provision shall not preclude the Employee from designating one or more beneficiaries to receive any amount that may be payable after his death and shall not preclude his executor or administrator from receiving or assigning any right hereunder to the person or persons entitled thereto.

14.  No Attachments.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

15.  Headings.  The heading of sections and subsections hereof are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

16.  Governing Law.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of California.

17.  Severability.  In the event that any provision of this Agreement shall be held invalid and unenforceable for any reason whatsoever, such provision shall be deleted and the remainder of the Agreement shall not be affected and shall be valid and enforceable to the fullest extent permitted by law without the deleted provision or provisions.

18.  Counterparts.  This Agreement shall become effective only upon execution hereof by the Company and the Employee.  It may be executed in several counterparts, any one of which shall constitute the agreement between the parties.

19.  Existing Agreements.  The Employee represents to the Company that he is not subject or a party to any employment or consulting agreement, confidentiality, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit his ability to fulfill his responsibilities hereunder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed all as of the day and year first above written.

COMPANY:

HENNESSY ADVISORS, INC.

By:   /s/ Daniel B. Steadman

EMPLOYEE:

/s/ Neil J. Hennessy
NEIL J. HENNESSY